      As filed with the Securities and Exchange Commission on April 4, 1996

                                                        Registration No. 333-559


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington, D.C. 20549
                              --------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                             POLYVISION CORPORATION
                 (FORMERLY INFORMATION DISPLAY TECHNOLOGY, INC.)
             (Exact name of registrant as specified in its charter)

                              --------------------


          NEW YORK                                    13-3482597
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                     Identification No.)

                                                    ALAN J. NICKERSON
                                           CHIEF FINANCIAL OFFICER AND SECRETARY
                                                   POLYVISION CORPORATION
866 North Main Street Extension               866 NORTH MAIN STREET EXTENSION
Wallingford, Connecticut  06492               WALLINGFORD, CONNECTICUT  06492
(203) 294-6906                                        (203) 294-6906

(Address, including zip code,              (Name, address, including zip code,
and telephone number, including            and telephone number, including area
area code, of registrant's                 code, of agent for service)
principal executive offices)

                              --------------------

                          COPIES OF COMMUNICATIONS TO:

                            SPENCER G. FELDMAN, ESQ.
                          GREENBERG, TRAURIG, HOFFMAN,
                             LIPOFF, ROSEN & QUENTEL
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK  10022
                               TEL: (212) 801-9200
                               FAX: (212) 223-7161

                              --------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number for the same offering. / /

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             POLYVISION CORPORATION

                              Cross Reference Sheet
                    Pursuant to Item 501(b) of Regulation S-K


Item                                                          Location or
 No.                Form S-3 Caption                      Caption in Prospectus
- -----               ----------------                      ---------------------

1.   Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus. . . . .   Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages of
     Prospectus. . . . . . . . . . . . . . . . . . .   Available Information;
                                                       Incorporation of Certain
                                                       Documents by Reference;
                                                       Table of Contents

3.   Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges . . . . . . . . . . .   Cover Page of Prospectus;
                                                       The Company; Recent
                                                       Developments; Risk
                                                       Factors

4.   Use of Proceeds . . . . . . . . . . . . . . . .   Use of Proceeds

5.   Determination of Offering Price . . . . . . . .   Not Applicable

6.   Dilution. . . . . . . . . . . . . . . . . . . .   Not Applicable

7.   Selling Security Holders. . . . . . . . . . . .   Selling Shareholders;
                                                       Plan of Distribution

8.   Plan of Distribution. . . . . . . . . . . . . .   Cover Page of
                                                       Prospectus; Plan of
                                                       Distribution

9.   Description of Securities to be Registered. . .   Not Applicable

10.  Interests of Named Experts and Counsel. . . . .   Legal Matters; Experts

11.  Material Changes. . . . . . . . . . . . . . . .   Recent Developments

12.  Incorporation of Certain Information by
     Reference . . . . . . . . . . . . . . . . . . .   Incorporation of Certain
                                                       Documents by Reference
13.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities.   Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



PROSPECTUS


                   Subject to Completion, dated April 4, 1996


                                2,171,244 SHARES

                             POLYVISION CORPORATION
                                  COMMON STOCK

                          ----------------------------

     This Prospectus relates to an aggregate of 2,171,244 shares (the "Shares") of common stock, par value $.001 per share (the "PolyVision Common Stock"), of PolyVision Corporation (formerly Information Display Technology, Inc.), a New York corporation (the "Company" or "PolyVision"), which may be sold from time to time by the persons and entities listed as selling shareholders herein (the "Selling Shareholders"). PolyVision will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

     The Shares may be sold from time to time by the Selling Shareholders on one or more exchanges or markets in ordinary brokerage transactions, or otherwise, at then prevailing market prices or in privately negotiated transactions. See "Plan of Distribution."


     PolyVision Common Stock is listed on the American Stock Exchange under the symbol "PLI." The last reported sale price of the PolyVision Common Stock, as reported on the American Stock Exchange on April 2, 1996, was $2.00 per share.



     PolyVision will pay all the expenses, estimated to be approximately $17,000, in connection with this offering, other than underwriting commissions and discounts and counsel fees and expenses of the Selling Shareholders. The Shares are being registered pursuant to a registration rights agreement, dated as of December 29, 1995, with the Selling Shareholder Funds (as defined herein) and certain related parties and to satisfy a contractual obligation of PolyVision to The Alpine Group, Inc., a Delaware corporation ("Alpine"), in connection with Alpine's acquisition of Adience, Inc., a Delaware corporation ("Adience"), and formerly the holder of approximately 80% of the outstanding shares of PolyVision. See "Recent Developments -- The Adience Acquisition."


                          ----------------------------


     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------


                 The date of this Prospectus is April ___, 1996.

                             POLYVISION CORPORATION

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16


                          ----------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THE COVER PAGE HEREOF, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          ----------------------------

                              AVAILABLE INFORMATION

     PolyVision has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the shares of PolyVision Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the exhibits thereto.

     PolyVision is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Registration Statement and the exhibits thereto, as well as such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at Judiciary

Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Shares of PolyVision Common Stock are listed on the American Stock Exchange and, as such, the periodic reports, proxy statements and other information filed by PolyVision with the Commission can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     For further information, reference is made to the Registration Statement and the exhibits thereto. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                          ----------------------------


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by PolyVision with the Commission (File No. 1-10555) are hereby incorporated by reference herein:

     1.   Transition Report on Form 10-K for the period ended April 30, 1995;


     2. Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 1995, October 31, 1995 and January 31, 1996;



     3. Proxy Statement for the Annual Meeting of Shareholders, dated May 1, 1995; and

     4.   Registration Statement on Form 8-A, dated June 13, 1990.

     All documents filed by PolyVision pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently-filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. POLYVISION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE REGISTRATION STATEMENT INCORPORATES). ANY SUCH REQUEST SHOULD BE DIRECTED TO: POLYVISION CORPORATION, ATTENTION: ALAN
J. NICKERSON, CHIEF FINANCIAL OFFICER AND SECRETARY, 866 NORTH MAIN STREET EXTENSION, WALLINGFORD, CONNECTICUT 06492, TEL: (203) 294-6906.

                                   THE COMPANY


     PolyVision Corporation, through its three wholly-owned subsidiaries (the "Company" or "PolyVision"), is engaged in the development, manufacture and sale of information display products.



     Greensteel, Inc. (previously a division of PolyVision, "Greensteel"), which constituted the entire business of the Company under its former name Information Display Technology, Inc. ("IDT") prior to the Merger (as described below), is engaged in the manufacture and sale of custom-designed and engineered writing, projection and other visual display surfaces (such as porcelain chalkboards and markerboards), custom cabinets, and work station and conference center casework primarily for schools and offices. Posterloid Corporation ("Posterloid"), which became a wholly-owned subsidiary of the Company on May 24, 1995 as a result of the Merger, is engaged in the manufacture and sale of indoor and outdoor menuboard display systems to the fast food and convenience store industries, and changeable magnetic signs used principally by banks to display interest rates, currency exchange rates and other information. APV, Inc. ("APV"), which also became a wholly-owned subsidiary of the Company as a result of the Merger, is engaged in the research, development, licensing and initial manufacturing and testing of a proprietary technology known as PolyVision-TM-, a materials technology with electrochemical and physical characteristics that allow it to address applications in a number of display product markets.


     PolyVision was incorporated in the State of New York on May 11, 1987 and has been operating continuously (independently or as part of other entities) since 1952. The principal executive offices of PolyVision are located at 866 North Main Street Extension, Wallingford, Connecticut 06492, and its telephone number is (203) 294-6906.


                               RECENT DEVELOPMENTS

THE ADIENCE ACQUISITION

     On December 21, 1994, Alpine purchased 82.3% of the outstanding shares of Common Stock ("Adience Common Stock") of Adience (the "Adience Acquisition") which, together with 4.9% of such shares then owned by Alpine, increased its ownership to 87.2% of the outstanding shares of Adience Common Stock, from certain stockholders of Adience (the "Adience Selling Stockholders"). Pursuant to a Stock Purchase Agreement, dated as of October 11, 1994, as amended (the "Stock Purchase Agreement"), between Alpine and the Adience Selling Stockholders, the Adience Selling Stockholders received in consideration for their shares of Adience Common Stock (i) an aggregate of 82,267 shares of 8% Cumulative Convertible Preferred Stock, par value $1.00 per share, of Alpine ("Alpine 8% Preferred Stock"), which was convertible into approximately 530,755 shares of Alpine Common Stock, and (ii) an aggregate of 170,615 shares of PolyVision Common Stock, which are being registered hereby. On July 20, 1995, the holders of the remaining 13% of Adience Common Stock, in consideration for their shares of Adience Common Stock, were paid by Alpine an aggregate of approximately $1,500,000 in cash.

     Alpine also entered into a Debt Exchange Agreement, dated as of October 11, 1994, as amended (the "Debt Exchange Agreement"), with the holders of approximately 90% in principal amount of 11% Senior Secured Notes due 2002 of Adience, pursuant to which such holders agreed to exchange their Adience Senior Notes in the aggregate principal amount of approximately $44,000,000, plus all accrued interest, for (i) an aggregate of approximately $35,271,314 in cash,
(ii) 44,916 shares of Alpine 8% Preferred Stock, which was convertible into approximately 289,780 shares of Alpine Common Stock, and (iii) 68,182 shares of PolyVision Common Stock, which are also being registered hereby. The Debt Exchange Agreement was consummated on July 21, 1995.

     Under the terms of amendments to both the Stock Purchase Agreement and the Debt Exchange Agreement, Alpine further agreed to deliver an aggregate of 268,971 additional shares of PolyVision Common Stock held by Alpine to the parties to such agreements.

THE MERGER

     On May 24, 1995, APV and Posterloid were merged with and into two separate wholly-owned subsidiaries of IDT pursuant to an Agreement and Plan of Merger, dated as of December 21, 1994, as amended (the "Merger Agreement"), with each IDT subsidiary being the surviving corporation and remaining a wholly-owned subsidiary of IDT (the "Merger"). APV and Posterloid had comprised Alpine's information display group, a business segment of Alpine ("IDG").


     Pursuant to the Merger Agreement, Alpine received (i) 7,180,688 newly-issued shares of PolyVision Common Stock, representing 86.5% of the then outstanding shares of PolyVision Common Stock, and (ii) in exchange for the series A preferred stock, par value $1.00 per share, of APV held by Alpine, 1,000,000 shares of PolyVision Series A Preferred Stock having an aggregate liquidation preference of $25,000,000. The terms of the PolyVision Series A Preferred Stock (i) provide that PolyVision will utilize not less than 30% of the net cash proceeds of a public offering of its securities to redeem outstanding shares of PolyVision Series A Preferred Stock and (ii) prohibit PolyVision from paying dividends on all classes of stock junior to such stock (including the PolyVision Common Stock) while shares of PolyVision Series A Preferred Stock remain outstanding. Pursuant to the Merger Agreement, Alpine acknowledged that it would distribute to its stockholders of record some or all of the shares of PolyVision Common Stock received by it in the Merger. The Merger was completed on May 24, 1995, following the approval and adoption of the Merger Agreement by IDT shareholders at the 1995 Annual Meeting of Shareholders of IDT (the "Annual Meeting"), as described below. The only other stockholder of APV, Kirkbi Projekt A/S, a Danish company ("Kirkbi"), received in the Merger 217,533 newly-issued shares of PolyVision Common Stock, representing 2.61% of the then outstanding shares of PolyVision Common Stock, which shares are being registered hereby.


     Because Alpine controlled both IDG and IDT, the Merger was accounted for as a reorganization of entities under common control and the merged entity adopted IDG's April 30 fiscal year end. IDT has been included in the merged entity's financial statements from the date Alpine acquired control of IDT, which was December 21, 1994.

     Prior to the consummation of the Merger, on April 29, 1995, IDT issued to Alpine 15,000 shares of PolyVision Common Stock (which, prior to the Reverse Stock Split (as defined below), constituted 225,000 shares of IDT Common Stock) and 100 shares of PolyVision Series A Preferred Stock in exchange for 758 shares of APV Common Stock. The shares of PolyVision Common Stock issued to Alpine were transferred to three charitable organizations and are being registered hereby.

THE 1995 ANNUAL MEETING

     At the Annual Meeting, IDT shareholders considered and voted in favor of each of the following proposals: (i) approval of the Merger Agreement, (ii) election of seven members to IDT's Board of Directors to serve one or two-year terms, (iii) approval of an amendment to IDT's Certificate of Incorporation to change IDT's corporate name to "PolyVision Corporation," (iv) approval of amendments to IDT's Certificate of Incorporation to (A) increase the number of authorized shares of IDT Common Stock from 50,000,000 shares to 375,000,000 shares and the number of authorized shares of IDT preferred stock from 5,000 shares to 1,500,000 shares and (B) thereafter effect a 1-for-15 reverse stock split (the "Reverse Stock Split") of both the authorized and outstanding shares of IDT Common Stock (but not the IDT Series A Preferred Stock), (v) approval of an amendment to IDT's Certificate of Incorporation to eliminate, to the fullest extent permitted by New York law, the personal liability of directors to IDT or its shareholders for monetary damages for breach of their fiduciary duties as directors, (vi) approval of an amendment to IDT's Certificate of Incorporation to divide the IDT Board of Directors into two classes of not less than three directors each, with one class being elected each year and (vii) approval of IDT's 1994 Stock Option Plan.

THE DISTRIBUTION

     On or about June 16, 1995, Alpine distributed to the holders of record of Alpine Common Stock as of May 30, 1995, 5,941,849 shares of PolyVision Common Stock then owned by Alpine, representing approximately 71.6% of the outstanding shares of PolyVision Common Stock. Such shares were distributed to Alpine stockholders, without any consideration being paid by such holders, on the basis of one share of PolyVision Common Stock for every 2.916 shares of Alpine Common Stock held on the record date of the Distribution.

     Subsequent to the Distribution and as of January 23, 1996, Alpine continues to own 1,449,845 shares of PolyVision Common Stock, representing approximately 17.5% of the outstanding shares of PolyVision Common Stock, all of which shares are being registered hereby.

ALPINE FINANCING AGREEMENTS AND ONGOING FINANCIAL REQUIREMENTS

     On May 24, 1995, PolyVision entered into an agreement with Alpine pursuant to which PolyVision may borrow from time to time, prior to May 24, 1997, up to $5,000,000 from Alpine to be used by PolyVision to fund its working capital needs, including research, development and commercialization activities of APV's PolyVision-TM- display technology. Borrowings under the agreement are unsecured and bear interest at an initial rate of 11%, with interest payable semiannually in cash (but added to the outstanding principal amount for the first 18 months). The principal balance outstanding is due on May 24, 2005, subject to mandatory prepayment of principal and interest, in whole or in part, from the net cash proceeds of any public or private, equity or debt financing made by PolyVision at any time before maturity. Alpine's obligation to lend such funds to PolyVision is subject to a number of conditions, including review by Alpine of the proposed use of such funds by PolyVision. Alpine has informed PolyVision that this agreement is not in conflict with the covenants of any of its other financing arrangements currently in effect.

     PolyVision entered into a further agreement with Alpine on May 24, 1995 pursuant to which Alpine agreed to fund working capital deficiencies on a temporary basis through May 24, 1996 and in an amount not to exceed $2,500,000, on terms and conditions mutually agreeable to the parties, as the result of Alpine's prepayment and the termination of PolyVision's former credit facility with Congress Financial Corp. ("Congress"), and until such time as PolyVision is able to obtain adequate alternative financing (together with the $5,000,000 commitment referred to above, the "Alpine Financing").


     On July 21, 1995, Alpine repaid all amounts outstanding under PolyVision's revolving credit facility with Congress and PolyVision terminated the Congress facility. Alpine also repaid in full on such date APV's equipment loan with the Connecticut Development Authority. These repayments, which aggregated $2,618,000, were advanced to PolyVision pursuant to the Alpine Financing. The Congress facility, which was due September 30, 1995, was required to be repaid in connection with a financing completed by Alpine on July 21, 1995 which included an $85,000,000 revolving credit facility. Alpine's revolving credit facility provides the funds for the Alpine Financing. On January 31, 1996, PolyVision's remaining availability under the Alpine Financing was $2,089,000. PolyVision is currently reviewing its capital and operating requirements for both calendar year 1996 and the fiscal year beginning May 1, 1996. This review includes an appraisal of the likely extent of its future PolyVision technology research and development program, overall corporate expenses and other operating expenses, with the objectives of achieving operational break-even status by early fiscal 1997 and establishing a new revolving line of credit with a commercial bank to reduce its current dependence on Alpine, to provide for future growth and to support its working capital requirements, although there can be no assurance that such line of credit will be obtainable on terms and conditions reasonably acceptable to PolyVision. PolyVision believes, although there can be no assurance, that it will achieve these objectives and will have adequate capital resources to conduct its operations, including any restructuring or realignment of such operations (as discussed below).

     The introduction of commercially viable products of APV will be required in order to continue to support a sustained research and development effort for such products. PolyVision will continue to explore development and licensing opportunities for APV that further broaden the applications of APV's PolyVision display technology and provide additional funding. In addition, PolyVision will explore possibilities for private and/or public equity financings and strategic alliances as potential capital sources in connection with the introduction of commercially viable PolyVision display products and reducing its current dependence upon Alpine for such funding. There can be no assurance, however, that either commercially viable PolyVision display products will be introduced or that such additional sources of financing will be available on reasonable terms.

GREENSTEEL RESTRUCTURING


     On January 12, 1996, the Board of Directors of PolyVision approved a proposed restructuring of its then Greensteel Division. Pursuant to an Agreement of Transfer, all of the inventory, supplies, fixtures, equipment and other personal property held by PolyVision relating to its Greensteel Division, together with the $2,500,000 working capital facility with Alpine, was transferred to Greensteel in exchange for 100% of the capital stock of such subsidiary. The Greensteel restructuring was implemented in February 1996. PolyVision believes that such restructuring will facilitate a separate financing of Greensteel's working capital requirements. PolyVision does not believe that there will be any material adverse tax consequences as a result of the restructuring.

UNION AGREEMENT

     On February 28, 1996, Greensteel agreed to enter into a new three-year labor agreement with the local bargaining unit of the Carpenters Union at its Dixonville, Pennsylvania facility (the "Union"), whose members voted on such date to accept the new labor agreement. The labor agreement provides for a "working partnership" between Greensteel management and the Union whereby bargaining unit members will receive an aggregate of 230,000 shares of PolyVision Common Stock and will share in 50% of the excess of targeted gross profit generated at the Dixonville facility. In exchange for such equity participation and the understanding of the importance of reducing Greensteel's cost structure to the future growth of the business, Union members agreed to an approximate 14% reduction in direct wages and a 6% reduction in benefits. The labor agreement further provides for the termination of the bargaining employees' defined benefit pension plan with any excess funding to be distributed to its participants. Although the Company believes this agreement will substantially enhance its competitive position and allow it to aggressively pursue increased market share, the issuance of PolyVision Common Stock and the termination of the pension plan will result in a fourth quarter non-cash charge of approximately $700,000.

BANK CREDIT COMMITMENT

     On March 13, 1996, the Company received an executed commitment letter from Bank of Boston Connecticut to provide various credit facilities totaling, in the aggregate, $5,000,000 for Greensteel. The commitment generally provides for the refinancing of Greensteel's $2,500,000 working capital facility with Alpine and requires an initial excess borrowing availability against accounts receivable and inventory of $500,000 after giving effect to the Alpine refinancing and any other advances. The commitment further provides for a maturity of August 1, 1997, an interest rate equal to the prime rate plus one percent, a first lien on all tangible and intangible personal property of Greensteel and an unconditional guaranty by PolyVision, and will be subject to customary loan covenants and other financial coverage ratios. The closing of the loan, which is anticipated to occur on or before April 15, 1996, is subject to the satisfactory completion by the Bank of customary legal and financial due diligence and the negotiation, execution and delivery of definitive documentation for the credit facilities.

                                  RISK FACTORS

     IN CONSIDERING THE MATTERS SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.


APV'S HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT


     APV, a wholly-owned subsidiary of the Company since the Merger, has incurred significant operating losses since its incorporation and had operating losses of approximately $4,558,000 and $25,697,000 for the fiscal years ended April 30, 1995 and 1994, respectively. APV incurred an operating loss of approximately $2,131,000 for the nine months ended January 31, 1996. As of January 31, 1996, PolyVision had an accumulated deficit of approximately $56,560,000. On a pro forma basis, PolyVision had a net loss of $7,779,000 for the 12 months ended April 30, 1995. Historical losses have resulted principally from expensing of research, development and other costs incurred in connection with the development of its PolyVision display technology. As a result of the continuing significant research, development and other expenses that would be required in connection with the future development and commercialization of the PolyVision display technology, there can be no assurance that PolyVision will be able to sustain the level of such expenses or ultimately achieve profitability.


ONGOING FINANCING REQUIREMENTS

     The Company will require capital to finance its working capital needs, to continue investment in research and development for its PolyVision display technology and to support its business. The Company expects to incur additional operating losses with respect to its PolyVision display technology research, development and commercialization activities and there can be no assurance that the Company will be profitable in the future. Although the Company is currently in the process of obtaining a new commercial banking relationship, is exploring development and licensing opportunities for APV that further broaden the applications of APV's PolyVision display technology and provide additional funding, and will explore possibilities for private and/or public equity financings and strategic alliances as potential capital sources in connection with the introduction of commercially viable PolyVision products and reducing its current dependence upon Alpine for such funding, there can be no assurance that such additional sources of financing will be available on reasonable terms or that such financing, if available, will be sufficient to finance the Company's continued development and commercialization plans while also meeting the requirements of its other information display businesses. See "Recent Developments -- Alpine Financing Agreements and Ongoing Financial Requirements."


RISKS OF COMMERCIALIZATION OF POLYVISION DISPLAY TECHNOLOGY

     APV has not yet introduced any PolyVision display products to the market. The introduction of commercially viable products of APV will be required in order to continue to support a sustained research and development effort for such products. Although no assurance can be given, PolyVision display products are expected to be in beta test sites in mid 1996. There can be no assurance that commercially viable PolyVision display products will be introduced. In addition, there can be no assurance that the expenses incurred in connection with the development, introduction and marketing of PolyVision display products will not exceed PolyVision's expectations or budgets, or that any products, if developed and sold, will generate revenues sufficient to offset these expenses. See "Recent Developments -- Alpine Financing Agreements and Ongoing Financial Requirements."

POLYVISION COMPETITION, TECHNOLOGICAL ADVANCES AND SEASONALITY

     The flat-panel display industry is highly competitive. Flat-panel displays are typically components sold to commercial customers including manufacturers of electronic products and original equipment manufacturers for use in many electronic products and systems sold for consumer, commercial and industrial applications. Customers of flat-panel display components operate within intensely competitive markets which, in turn, may intensify price and performance competition applicable to flat-panel display component manufacturers. Particularly in the case of lower-priced host product applications, the display component cost is often the most significant factor to the host product manufacturer. A large percentage of the markets and product applications have been supplied by various vendors of liquid crystal-based display components. Liquid crystal technology and displays are a mature technology. While lacking some of the performance characteristics and advantages of anticipated PolyVision displays, liquid crystal displays are widely available from many sources, have standardized and well understood operational specifications and are, at this stage of their production and technology cycle, relatively inexpensive to produce. Liquid crystal displays offer significant entry challenges to a new technology such as PolyVision displays. If PolyVision is successful in the commercialization of PolyVision display products, its ability to compete will depend, in part, upon pricing, performance, quality and availability of production capacity. There can be no assurance that PolyVision's competitors will not succeed in developing new or improved existing technologies and products that are more competitive than PolyVision displays. In addition, numerous competitors have substantially greater financial, technical and other resources than PolyVision and PolyVision may face an aggressive, well-financed competitive response.


     Greensteel competes with a variety of companies that manufacture or distribute chalkboards, markerboards and institutional cabinetry. The competitors are typically small, privately-owned companies. Competition in the markets served by Greensteel is based largely on price, product quality, responsiveness and reliability. Greensteel's business has historically been seasonal and most of its sales and pre-tax profits occur in the third quarter of the calendar year. This occurs primarily as a result of increased business activity in the summer months when schools are closed and construction activity increases. Greensteel typically incurs a loss in the winter months.


POLYVISION PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY

     PolyVision's ability to compete effectively with other companies in the flat-panel display industry will depend, in part, on its ability to maintain the proprietary nature of its technology. Although PolyVision has been awarded or has filed applications for numerous patents in the United States and foreign countries, there can be no assurance as to the degree of protection offered by these patents or the likelihood that pending patents will be issued. There can be no assurance that competitors, in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with PolyVision's ability to make and sell its products or intentionally infringe upon PolyVision's patents. The defense and prosecution of patent suits is both costly and time-consuming, even if the outcome is favorable to PolyVision. This is particularly true in foreign countries because the expenses associated with such proceedings can be prohibitive. An adverse outcome in the defense of a patent suit could subject PolyVision to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require PolyVision to cease selling its products. PolyVision also relies on unpatented proprietary technology and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to PolyVision's proprietary technology. To protect its rights in these areas, PolyVision requires all employees, consultants and third-party collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for PolyVision's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

APV LACK OF SALES, MARKETING AND DISTRIBUTION EXPERIENCE

     APV has entered into agreements with third parties to distribute certain of its anticipated PolyVision display products if and when they are commercialized. There can be no assurance that APV will be successful in maintaining such agreements or that such parties will devote adequate resources to successfully distribute and market these anticipated products. In addition, there can be no assurance that APV will be able to attract and retain qualified marketing and sales personnel, that APV will be able to enter into satisfactory marketing agreements or that APV or its distributors will be successful in gaining market acceptance for its anticipated PolyVision display products.

ENVIRONMENTAL MATTERS


     PolyVision's manufacturing operations are subject to numerous federal, state and local laws and regulations relating to the storage, handling, emission, transportation and discharge of hazardous materials and waste products. The operations of Greensteel have resulted in releases of hazardous substances at a site owned by PolyVision. Investigatory and remedial activities are presently being undertaken at this site under the oversight of state governmental authorities. Such environmental obligations have not had a material adverse effect on PolyVision's business or financial results to date and management of PolyVision does not believe that such obligations will have a material effect on PolyVision's business and financial results in the future. PolyVision has accrued amounts representing the estimated costs of completing such obligations. There can be no assurance that the actual costs associated with environmental liabilities will not exceed the amounts presently estimated or that additional sites will not require investigation or remediation in the future and will not have a material adverse effect on PolyVision.


DEPENDENCE ON CONSTRUCTION MARKET GENERALLY


     Greensteel's primary market depends on the construction or refurbishing of educational buildings. As a result of unusually conservative state and municipal budgets, rather than as a result of demand, this market has remained flat in recent years. This has been particularly true in Greensteel's major geographic market, which is the eastern portion of the United States. In addition, raw material prices have trended upwards for wood products and plastic laminates used in institutional casework and aluminum and steel products used in the manufacturing of chalkboards and markerboards. This, together with highly competitive bidding procedures and unanticipated cost overruns, has affected overall profitability since Greensteel operates from a backlog (with the time elapsing from contract execution to fulfillment ranging from three months to 18 months) comprised mainly of fixed price contracts with school districts and municipalities. Such conditions could have an adverse effect on the Company's financial results.


DEPENDENCE ON KEY PERSONNEL

     The success of PolyVision (and especially APV) will depend on their ability to attract and retain highly qualified scientific, marketing, manufacturing and other key management personnel. PolyVision has and will face competition for such personnel, and there can be no assurance that PolyVision will be able to attract and retain such personnel. All key personnel of PolyVision execute confidentiality and non-disclosure agreements. PolyVision does not maintain "key man" life insurance policies on the lives of any individual.

EFFECT OF SALES OF SHARES ON MARKET PRICE

     The Shares represent approximately 26.2% of the total number of shares of PolyVision Common Stock outstanding on December 14, 1995. Sales of substantial amounts of the Shares pursuant to this Prospectus, or otherwise, could adversely affect the market price of PolyVision Common Stock.

NO POLYVISION COMMON STOCK DIVIDENDS

     PolyVision has never declared or paid dividends on the PolyVision Common Stock and does not anticipate paying dividends on the PolyVision Common Stock at any time in the foreseeable future. In addition, the terms of the PolyVision Series A Preferred Stock prohibit PolyVision from paying dividends on all classes of stock junior to such stock (including the PolyVision Common Stock), while shares of PolyVision Series A Preferred Stock remain outstanding.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The provisions in PolyVision's Certificate of Incorporation relating to a classified Board of Directors and delegation of rights to issue preferred stock may have the effect not only of discouraging tender offers or other stock acquisitions but also of deterring existing shareholders from making management changes. A classified board, while promoting stability in Board membership and management, would also moderate the pace of any change in control of the PolyVision Board of Directors by extending the time required to elect a majority, effectively requiring action in at least two annual meetings. The ability of the PolyVision Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to secure a majority of PolyVision's outstanding voting stock.



                                 USE OF PROCEEDS

          PolyVision will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

          Expenses expected to be incurred by PolyVision in connection with this registration are estimated at approximately $17,000. The Selling Shareholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the Shares. See "Plan of Distribution."

                              SELLING SHAREHOLDERS

          On December 29, 1995, in connection with amendments to both the Stock Purchase Agreement and Debt Exchange Agreement, PolyVision entered into a registration rights agreement with the Selling Shareholder Funds (as defined in footnote (1) below) and certain related parties. The Shares are being registered hereby pursuant to such agreement and to satisfy a contractual obligation of PolyVision to Alpine in connection with the Adience Acquisition.

          The following table sets forth the names of and the number of Shares beneficially owned by each Selling Shareholder as of January 23, 1996, which Shares were received by such Selling Shareholder in various transactions as described under the heading "Recent Developments" in this Prospectus. Since the Selling Shareholders may sell all, some or none of their Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or the number or percentage of Shares that each Selling Shareholder will own upon completion of the offering to which this Prospectus relates.


                                                                                           PERCENTAGE
                                                                             SHARES        OF SHARES
                                SHARES OWNED PRIOR  SHARES TO BE SOLD        OWNED            OWNED
NAME OF                               PRIOR                IN              AFTER THE       AFTER THE
SELLING SHAREHOLDER              TO THE OFFERING       THE OFFERING         OFFERING        OFFERING
- -------------------             ------------------  -----------------      ---------       ---------
The Alpine Group, Inc. . . . . . .    1,449,845           1,449,845            --              --

Fidelity Charles Street Trust:
Fidelity Asset Manager(1). . . . .       37,841              37,841            --              --

Fidelity Charles Street Trust:
Fidelity Asset Manager Growth (1).        3,374               3,374            --              --

Fidelity Puritan Trust:
Fidelity Puritan Fund(1) . . . . .       18,709              18,709            --              --

Variable Insurance Products Fund
II: Asset Manager Portfolio(1) . .        4,828               4,828            --              --

Variable Insurance Products Fund:
High Income Portfolio(1) . . . . .        9,866               9,866            --              --

Fidelity Summer Street Trust:
Fidelity Capital & Income Fund(1).      154,746             154,746            --              --

Fidelity Fixed-Income Trust:
Spartan High Income Fund(1). . . .       37,283              37,283            --              --

Fidelity Advisor Series II:  Fidelity
Advisor High Yield Fund(1) . . . .        6,442               6,442            --              --

Fidelity Magellan Fund(1). . . . .       19,260              19,260            --              --

Fidelity Asset Manager Fund(2) . .          341                 341            --              --


                                       12



                                                                                           PERCENTAGE
                                                                             SHARES        OF SHARES
                                SHARES OWNED PRIOR  SHARES TO BE SOLD        OWNED            OWNED
NAME OF                               PRIOR                IN              AFTER THE       AFTER THE
SELLING SHAREHOLDER              TO THE OFFERING       THE OFFERING         OFFERING        OFFERING
- -------------------             ------------------  -----------------      ---------       ---------

Trust Accounts Managed by
Fidelity Management Trust
Company(3) . . . . . . . . . . . .     54,848              54,848              --              --

Libra-Wilshire Partners, L.P.. . .     10,681              10,681              --              --

First Boston Total Return Fund . .      2,002               2,002              --              --

BEA Strategic Income Fund. . . . .      3,882               3,882              --              --

BEA Income Fund. . . . . . . . . .      8,137               8,137              --              --

Montgomery County. . . . . . . . .      1,373               1,373              --              --

First Albany Corporation . . . . .        493                 493              --              --

Herbert T. Kerr. . . . . . . . . .     80,107              80,101               6              *

Thomas M. Kerr . . . . . . . . . .        477                 477              --              --

Pamela Judith Campbell and
Dennis James Campbell. . . . . . .        477                 477              --              --

Pamela Judith Campbell, as
Custodian for
Matthew James Campbell . . . . . .        238                 238              --              --

Pamela Judith Campbell, as
Custodian for
Bradley James Campbell . . . . . .        238                 238              --              --

Pamela Judith Campbell, as
Custodian for
Kelsey Denise Campbell . . . . . .        238                 238              --              --

Fletcher L. Byrom. . . . . . . . .        265                 265              --              --

Steven S. Elbaum(4). . . . . . . .        265                 265              --              --

Gene E. Lewis. . . . . . . . . . .      1,662                 265           1,397              *

James B. Upchurch. . . . . . . . .        265                 265              --              --


                                       13



                                                                                           PERCENTAGE
                                                                             SHARES        OF SHARES
                                SHARES OWNED PRIOR  SHARES TO BE SOLD        OWNED            OWNED
NAME OF                               PRIOR                IN              AFTER THE       AFTER THE
SELLING SHAREHOLDER              TO THE OFFERING       THE OFFERING         OFFERING        OFFERING
- -------------------             ------------------  -----------------      ---------       ---------

Charles C. Torie . . . . . . . . .       35                  35                --              --

Rita Hochberg. . . . . . . . . . .      1,334               1,334              --              --

Lawrence J. Rawson . . . . . . . .      1,601               1,601              --              --

M.H. Davidson & Co.. . . . . . . .        270                 270              --              --

Davidson Kempner
  Endowment Partners . . . . . . .      1,425               1,425              --              --

Davidson Kempner
  Institutional Partners . . . . .        687                 687              --              --

Davidson Kempner Partners. . . . .      1,696               1,696              --              --

Robert Freeman . . . . . . . . . .     24,209              24,209              --              --

Laterman & Co., L.P. . . . . . . .        674                 674              --              --

Kirkbi Projekt A/S . . . . . . . .    217,533             217,533              --              --

American Red Cross in Greater
   New York. . . . . . . . . . . .      5,000               5,000              --              --

The Alzheimer's Disease &
   Related Disorders
   Association, Inc. . . . . . . .      5,000               5,000              --              --

Association for Retarded
   Citizens of Essex
   County, Inc.. . . . . . . . . .      5,000               5,000              --              --


- --------------------

 *   Percentage ownership is less than 1%.

(1) Each of such entities is an investment company, or a portfolio of an investment company, registered under Section 8 of the Investment Company Act of 1940, as amended (collectively, the "Selling Shareholder Funds"). Fidelity Management & Research Company, a Massachusetts corporation and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 ("FMRC"), provides investment advisory services to each of the Selling Shareholder Funds, to certain other registered investment companies and to certain other funds or accounts. FMRC is a wholly-owned subsidiary of FMR Corp., a Massachusetts corporation ("FMR"). See footnotes (2) and (3).

(2) FMRC provides investment advisory services to this fund. FMRC was appointed to provide such services by Fidelity Investments Canada Limited, the trustee and manager of Fidelity Asset Manager Fund and a wholly-owned subsidiary of FMR. See footnotes (1) and (3).

(3) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans, for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in
     Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. See footnotes (1) and (2).

(4) Does not include shares of PolyVision Common Stock held by Alpine, of which Mr. Elbaum is the Chairman and Chief Executive Officer.


     PolyVision has agreed to indemnify certain of the Selling Shareholders and those Selling Shareholders have agreed to indemnify PolyVision against certain civil liabilities, including liabilities under the Securities Act.

     None of the Selling Shareholders has held any offices or maintained any material relationships with PolyVision during the past three years, except that
(a) Steven S. Elbaum is currently the Chairman of the Board of PolyVision, (b) Herbert T. Kerr and Thomas M. Kerr served as directors of PolyVision from 1991 to May 24, 1995, (c) William B. Jackson served as the Chairman and Chief Executive Officer of PolyVision from February 1993 to December 21, 1994, and
(d) Charles C. Torie served as Vice President, Corporate Counsel and Secretary of PolyVision from July 1990 to December 21, 1994. As indicated under "Recent Developments -- The Adience Acquisition," the Selling Shareholders are composed of the former holders of Adience Common Stock and Adience Senior Notes. In addition, Alpine had been a controlling shareholder of PolyVision following the Adience Acquisition and prior to the Distribution.


                              PLAN OF DISTRIBUTION

     The sale or distribution of the Shares may be effected directly to purchasers by the Selling Shareholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Shareholders or by agreement between one or more Selling Shareholders and underwriters, brokers, dealers or agents, or purchasers. If the Selling Shareholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Company will pay all of the expenses, estimated to be approximately $17,000, incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify certain of the Selling Shareholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Shareholders.

     Each Selling Shareholder will, if applicable, comply with Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended, in connection with any distribution by such Selling Shareholder of the Shares offered hereby.


                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for PolyVision by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, New York, New York.


                                     EXPERTS

     The financial statements of PolyVision as of April 30, 1995 and 1994 and for each of the three years in the period ended April 30, 1995 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


     The combined financial statements of Alpine PolyVision, Inc. (now known as APV, Inc.) and Posterloid Corporation as of April 30, 1994 and 1993 and for each of the three years in the period ended April 30, 1994 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of IDT as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 incorporated in this Prospectus by reference to the Proxy Statement for the Annual Meeting of Shareholders dated May 1, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with the offering made hereby, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Shares described in the cover page hereof, or an offer to sell or a solicitation of an offer to buy the Shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.







- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------



- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------




                                2,171,244 Shares

                             POLYVISION CORPORATION

                                  Common Stock










                           __________________________

                                   PROSPECTUS
                           __________________________














                                 April __, 1996


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with this offering are estimated as follows:

       Securities and Exchange Commission Registration Fee . .   $ 1,497.41
       Legal Fees and Expenses . . . . . . . . . . . . . . . . .  10,000.00
       Accountants' Fees . . . . . . . . . . . . . . . . . . . .   5,000.00
       Miscellaneous . . . . . . . . . . . . . . . . . . . . .       502.59
                                                                  ---------
            Total Expenses . . . . . . . . . . . . . . . . . . . $17,000.00
                                                                  ---------
                                                                  ---------

- ------------------





ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 722 of the Business Corporation Law of New York (the "New York Law") provides that a corporation may indemnify any person made or threatened to be made a party to a civil or criminal action or proceeding, other than one by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person, or such person's testator or intestate, was a director or officer of the corporation, or in such capacity served another corporation or other enterprise in any capacity at the request of the corporation, against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if the director or officer acted in good faith for a purpose which he or she reasonably believed to be in (or, in the case of service to another corporation or other enterprise at the request of the corporation, not opposed to) the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct to be unlawful. Section 722 of the New York Law also permits indemnification by a corporation of any such person made or threatened to be made a party to an action by or in the right of the corporation to procure a judgment in its favor, against amounts paid in settlement and reasonable expense, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such an action, or in connection with an appeal therein, if the director or officer acted in good faith for a purpose which he or she reasonably believed to be in (or, in the case of service as a director or officer to another corporation or other enterprise at the request of the corporation, not opposed
to) the best interests of the corporation, provided that no such indemnification is available in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for such portion of the settlement amount and expenses as the court deems proper.

     Section 721 of the New York Law states that the provisions of the New York Law concerning indemnification and advancement of expenses are not exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled and allows a corporation to grant additional rights of indemnification and advancement of expenses to its directors and officers pursuant to its certificate of incorporation or by-laws or, when authorized by the certificate of incorporation or by-laws, by (a) a resolution of shareholders, (b) a resolution of directors, or (c) an agreement providing for such indemnification, provided that no judgment or other final adjudication adverse to a director or officer seeking indemnification establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the claim so adjudicated or (ii) he or she personally gained a financial profit or other advantage to which he or she was not legally entitled.

     Article SEVENTH of the Certificate of Incorporation of the Registrant provides in part as follows:

     "The Corporation may, to the fullest extent permitted by Sections 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have power to indemnify under the said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to acting in his official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person."

     PolyVision's officers and directors are each covered under a directors' and officers' liability insurance policy and an indemnification agreement with PolyVision.


ITEM 16.  EXHIBITS.

     Unless otherwise indicated, the exhibits listed in the following Exhibit Index are filed as part of this Registration Statement.

Exhibit
Number             Description
- -------            -----------

 2.1 Agreement and Plan of Merger, dated as of December 21, 1994, as amended, among IDT, The Alpine Group, Inc., Alpine PolyVision, Inc. and Posterloid Corporation.(1)

 4.5      Specimen form of New Common Stock Certificate of PolyVision
          Corporation.(2)

 5.1      Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel.*

24.1      Consent of Arthur Andersen LLP, independent public accountants.

24.2 Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel (included in Exhibit 5.1)

24.3      Consent of Price Waterhouse LLP, independent accountants.


25.1      Power of Attorney (contained on signature page).

- ------------------------------------

     (1) Incorporated herein by reference to Proxy Statement for the Annual Meeting of Shareholders, dated May 1, 1995.

     (2) Incorporated herein by reference to Registration Statement on Form S-2 (No. 33-93010), effective June 9, 1995.

     *    Previously filed.



ITEM 17.  UNDERTAKINGS.

     1.   The undersigned Registrant hereby undertakes:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

           (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wallingford, State of Connecticut, on April 3, 1996.

                              POLYVISION CORPORATION


                              By:  /s/ Alan J. Nickerson
                                 ------------------------------------
                                       Alan J. Nickerson
                                       Chief Financial Officer and Secretary


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven S. Elbaum, Bragi F. Schut, Ivan Berkowitz and Alan J. Nickerson, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, in any and all capacities, to sign all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached, and to file all those amendments and all exhibits to them and other documents to be filed in connection with them, including any registration statement pursuant to Rule 462 under Securities Act of 1933, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature             Capacity in which Signed                  Date
     ---------             ------------------------                  ----

        *             Chairman of the Board and Director         April 3, 1996
- ---------------------
Steven S. Elbaum

        *             Chief Executive Officer and Director       April 3, 1996
- --------------------- (principal executive officer)
Ivan Berkowitz

/s/ Alan J. Nickerson Chief Financial Officer and Secretary      April 3, 1996
- --------------------- (principal financial and accounting
Alan J. Nickerson     officer)

        *             Director                                   April 3, 1996
- ---------------------
Lyman C. Hamilton, Jr.


                      Director
- ---------------------
Stephen C. Knup

        *             Director                                   April 3, 1996
- ---------------------
Robert J. Levenson

        *             Director                                   April 3, 1996
- ---------------------
Thomas M. Ramseur

        *             Director                                   April 3, 1996
- ---------------------
Bragi F. Schut

By:  /s/ Alan J. Nickerson
   -------------------------
     Alan J. Nickerson
     Attorney-in-Fact

                                  EXHIBIT INDEX



     EXHIBIT
     NUMBER                        DESCRIPTION                              PAGE
     ------                        -----------                              ----

       2.1 Agreement and Plan of Merger, dated as of December 21, 1994, as amended, among IDT, The Alpine Group, Inc., Alpine PolyVision, Inc. and Posterloid Corporation.(1)

       4.5      Specimen form of New Common Stock Certificate of
                PolyVision Corporation.

       5.1      Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen &
                Quentel.*

      24.1 Consent of Arthur Andersen LLP, independent public accountants.

      24.2 Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel (included in Exhibit 5.1).

      24.3      Consent of Price Waterhouse LLP, independent accountants.


      25.1      Power of Attorney (contained on signature page).

- -----------------------------
(1) Incorporated herein by reference to Proxy Statement for the Annual Meeting of Shareholders, dated May 1, 1995.

(2) Incorporated herein by reference to Registration Statement on Form S-2 (No. 33-93010), effective June 9, 1995.

*    Previously filed.